Exhibit 99.1

Digimarc Appoints Accomplished B2B SaaS Legal Executive George Karamanos as Chief Legal Officer

Former AppDynamics and ZipHQ Go-To-Market Legal Leader Set to Drive Strategic Growth

Beaverton, Ore. – April 4, 2024 – Digimarc Corporation (NASDAQ: DMRC), the pioneer and global leader in digital watermarking technologies, today announced that former ZipHQ Chief Legal Officer and seasoned deal strategy and operations leader George Karamanos has joined the company as Chief Legal Officer (CLO). Karamanos brings proven expertise in supporting the hyper-scale growth of world-class enterprise software businesses.

“Over the past year, Digimarc’s technology has taken center stage. We excel in supporting companies progressing in their digital transformation journey, where the identification or the authentication of physical and digital items is critical. As such, fortifying our legal team for growth is a priority,” said Riley McCormack, President and CEO of Digimarc. “George’s experience in partnering with cross-company go-to-market teams is exactly what we need as we scale to keep pace with the global market opportunity.”

“It is truly an exceptional time to join the Digimarc team. The company is revolutionizing the digital transformation journey for companies across industries and sectors, worldwide,” said George Karamanos, Digimarc’s Chief Legal Officer. “Managing global risk and compliance is table stakes for a world-class legal team—acting as a strategic partner to help accelerate business outcomes, however, is what motivates me and can make the legal function a true competitive differentiator.”

Karamanos brings nearly two decades of legal leadership and experience advising leading technology companies including Google, X (formerly known as Twitter), and Spotify. Building on CLO and General Counsel roles at DataRobot, Inc. and AppDynamics, respectively, Karamanos most recently served as CLO at ZipHQ where he optimized the legal function for deal velocity and go-to-market acceleration. As General Counsel at AppDynamics (acquired by Cisco in March 2017), Karamanos helped grow the company from $40M in annual recurring revenue (ARR) to nearly $800M in ARR over five years. Karamanos brings his experience and maniacal focus on leading strategic growth for business to his new role as Digimarc’s CLO.

Digimarc also announced today that Joel Meyer has been named Digimarc’s Vice President of Intellectual Property (IP) and Innovation Strategy. Meyer served as Digimarc’s Chief Legal Officer through the company’s integration of EVRYTHNG, enabling the smooth consolidation of its operations and transformation of Digimarc to a software-as-a-service business. As Digimarc VP of IP and Innovation Strategy, Meyer returns to his roots fostering innovation and shaping Digimarc’s world-class IP portfolio.

“As Digimarc continues to lead the industry in unlocking the immense power of digital watermarking, it is imperative we have a dedicated expert in IP in place to drive strategic opportunities,” said McCormack. “Joel’s expertise and proven experience in developing and shaping our IP portfolio while fostering innovation positions us well to both continue to push the boundaries of what is possible and accelerate the adoption of our technology at massive scale.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is the pioneer and global leader in digital watermarking technologies. For nearly 30 years, Digimarc innovations and intellectual property in digital watermarking have been deployed at a massive scale for the identification and the authentication of physical and digital items. A notable example is our partnership with a consortium of the world’s central banks to deter counterfeiting of global currency. Digimarc is also instrumental in supporting global industry standards efforts spanning both the physical and digital worlds. In 2023, Digimarc was named to the Fortune 2023 Change the World list and honored as a 2023 Fast Company World Changing Ideas finalist. Learn more at Digimarc.com.

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Media Contacts:

Susan Baldwin

Digimarc Corporation

509-939-1137

PR@digimarc.com

Anneka Kumli

Grove Partners

720-422-5258

anneka@thegrovepartners.com